Exhibit 21.1

SPANSION INC.

LIST OF SUBSIDIARIES

as of December 29, 2013

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized

Domestic Subsidiaries

Spansion Technology LLC (1)	Delaware

Spansion LLC (2)	Delaware

Spansion International, Inc. (3)	Delaware

Spansion International Trading, Inc. (3)	Delaware

Spansion International AM, Inc. (3)	Delaware

Foreign Subsidiaries

Spansion (EMEA) SAS (3)	France

Nihon Spansion Limited (3)	Japan

Nihon Spansion Trading Limited (3)	Japan

Spansion Innovates Limited (7)	Japan

Spansion Innovates Design Limited (8)	Japan

Spansion Innovates Solutions Limited (8)	Japan

Spansion (Penang) Sdn. Bhd. (3)	Malaysia

Spansion (Kuala Lumpur) Sdn. Bhd. (3)	Malaysia

Spansion Asia Holdings (Singapore) Pte. Ltd. (3)	Singapore

Spansion Semiconductor Trading (Shanghai) Co. Ltd. (4)	China

Spansion Singapore Pte. Ltd(3)	Singapore

Spansion Semiconductor (China) Ltd.(6)	China

Spansion (Thailand) Limited (3)	Thailand

Spansion Israel Limited (3)	Israel

Saifun (BVI) Ltd. (5)	Israel

Tulip Semiconductor Holdings (2005) Ltd. (5)	Israel

Tulip Semiconductor L.P. (5)	Israel

Tulip Semiconductor Ltd. (5)	Israel

(1)	Subsidiary of Spansion Inc.
(2)	Subsidiary of Spansion Inc. (60%) and Spansion Technology LLC (40%).
(3)	Subsidiary of Spansion LLC.
(4)	Subsidiary of Spansion Asia Holdings (Singapore) Pte. Ltd.
(5)	Subsidiary of Spansion Israel Limited.
(6)	Subsidiary of Spansion Singapore Pte. Ltd.
(7)	Subsidiary of Nihon Spansion Limited
(8)	Subsidiary of Spansion Innovates Limited